Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2017 Fourth Quarter and Year End Financial Results

HOUSTON, Texas – February 23, 2018 – News Release- TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported fourth quarter 2017 net income attributable to controlling interests of $66 million and distributable cash flow of $72 million. For the year ended December 31, 2017, net income attributable to controlling interests was $252 million and distributable cash flow was $310 million.

"The Partnership's assets delivered another year of solid results in 2017, benefiting from our conservative business approach. Our pipelines generated steady earnings and cash flow despite a challenging year in the broader MLP space," said Brandon Anderson, president of TC PipeLines GP, Inc.  "We are progressing a number of commercial opportunities within our portfolio of high quality natural gas pipelines.  We extended the average contract life of our GTN, Northern Border and Great Lakes systems and continue to advance organic growth opportunities including the Portland XPress project."

"During the year we completed the acquisition of an almost 50 percent interest in the Iroquois pipeline and a further 12 percent interest in PNGTS," added Anderson.  "Those transactions helped to underpin the six percent increase in our common unit distribution in July of 2017 and position us for future dropdown transactions as well as other organic growth opportunities."

Full Year 2017 Highlights and Fourth Quarter Highlights (All financial figures are unaudited)

•	Full Year Highlights
o	Generated net income attributable to controlling interests of $252 million
o	Paid cash distributions of $284 million on the common units and $22 million on the Class B units
o	Declared cash distributions of $3.94 per common unit
o	Generated distributable cash flow of $310 million
o
Closed the purchase of a 49.34 percent interest in the Iroquois Gas Transmission System (Iroquois) and an additional 11.81 percent interest in Portland Natural Gas Transmission System (PNGTS) from TransCanada Corporation (TransCanada) for $765 million, effective June 1, 2017 (2017 Acquisition)

o	Filed rate settlements with FERC for both Great Lakes and Northern Border
o	Raised net proceeds of approximately $176 million in common equity through the Partnership's At-the-Market (ATM) equity issuance program and through a General Partner contribution

•	Fourth Quarter Highlights (All financial figures are unaudited)
o	Generated net income attributable to controlling interests of $66 million
o	Paid cash distributions of $74 million
o	Declared cash distributions of $1.00 per common unit
o	Generated distributable cash flow of $72 million
o	Raised net proceeds of approximately $51 million in common equity through the Partnership's ATM equity issuance program and through a General Partner contribution
o	Received approval from the Federal Energy Regulatory Commission (FERC) on Great Lakes rate settlement on February 22, 2018
o	Northern Border reached a rate settlement-in-principle with its customers and filed the settlement agreement with FERC for approval on December 4, 2017.
o
Great Lakes' new long-term transportation contract with TransCanada's Mainline commenced on November 1, 2017 allowing for the transport of up to 0.711 billion cubic feet of natural gas per day for a 10-year period

o	PNGTS received FERC approval to increase its capacity by 25 percent up to approximately 210,000 Dth/day effective December 1, 2017
o	Successful open seasons at GTN during late 2017 and early 2018, selling all of its remaining available firm capacity. The majority of the associated contracts have terms of at least 15 years.

The Partnership's financial highlights for the fourth quarter of 2017 compared to the same period of 2016 were:

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars, except per common unit amounts)	2017	2016	2017	2016

Net income attributable to controlling interests	66	61(a)	252	248(a)
Net income per common unit - basic and diluted (b)	$0.77	$0.70(c)	$3.16	$3.21(c)

Cash distributions paid	(74)	(66)	(284)	(250)
Class B distributions paid	-	-	(22)	(12)
Cash distributions declared per common unit	$1.00	$0.94	$3.94	$3.71

EBITDA (d)	117	108(a)	445	433(a)
Distributable cash flow (d)	72	68(a)	310	313(a)

Weighted average common units outstanding (millions)-basic and diluted (e)	70.0	67.0	69.2	65.7
Common units outstanding at the end of period (millions) (e)	70.6	67.4	70.6	67.4

(a)
Recast information to consolidate PNGTS for all periods presented as a result of the additional 11.81 percent interest in PNGTS that was acquired from TransCanada on June 1, 2017, increasing the Partnership's ownership in PNGTS to 61.71 percent. Prior to this transaction, the Partnership owned a 49.9 percent interest in PNGTS that was acquired from TransCanada on January 1, 2016. For more information, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities Exchange Commission (SEC).

(b)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributed to PNGTS' former parent and amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(c)	Net income per common unit prior to recast.
(d)
Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled "Non-GAAP Financial Measures" and the Supplemental Schedule for further detail.

(e)	Under the ATM program, the Partnership issued 953,430 and 3,118,592 units during the three and twelve months ended December 31, 2017, respectively.

Recent Business Developments
Cash Distributions - On January 23, 2018, the board of directors of our General Partner declared the Partnership's fourth quarter 2017 cash distribution in the amount of $1.00 per common unit payable on February 13, 2018 to unitholders of record as of February 2, 2018. The declared distribution will include a $2 million distribution to our General Partner for its effective two percent general partner interest and an incentive distribution rights (IDR) payment amounting to $3 million.
Great Lakes Contracting - During the latter half of 2017 and the early part of 2018, Great Lakes sold all of its available 2017-2018 firm winter capacity. This level of contracting is significantly higher than that seen on this pipeline in recent years, and indicates a favorable shift in market dynamics for this asset.
GTN Incremental Contracting - GTN had successful open seasons during late 2017 and the early part of 2018 generally in line with increasing available upstream capacity following the debottlenecking activities on TransCanada's pipelines. As a result, GTN has sold all its available firm capacity beginning mid-2020. GTN continues to provide a key transportation service delivering natural gas out of Western Canada to downstream markets in the Pacific Northwest and California.
Continent to Coast (C2C) Project - In the fourth quarter of 2017, PNGTS filed to increase its FERC-certificated capacity to accommodate the period during which the approximately 82,000 Dth/day of long-term contracts (C2C Contracts) overlap with certain of its original contracts which mature in 2019. On November 28, 2017, PNGTS received the approval from FERC to increase its capacity up to approximately 210,000 Dth/day effective December 1, 2017. The C2C contracts were effective December 1, 2017 and they mature in 2032.
Northern Border Rate Case - Northern Border filed a rate settlement agreement with FERC on December 4, 2017. The settlement provides for tiered rate reductions beginning January 1, 2018, with no change to the underlying rate design. The reduction equates to an overall rate reduction of 12.5% by January 1, 2020 from the recourse rates in effect at December 31, 2017. We do not believe that the final outcome of the settlement as filed will have a material impact to the Partnership's results. This will provide Northern Border with rate stability over the longer term. We expect the settlement to be approved in the first half of 2018.

2017 US Tax Reform - On December 22, 2017, the President of the United States signed into law H.R. 1 (the "Tax Cuts and Jobs Act" or the "2017 Tax Act"). The 2017 Tax Act resulted in major changes to U.S. tax law, including a decrease in the U.S. corporate federal tax rate from 35 percent to 21 percent effective January 1, 2018. Although we are not a federally taxable entity, we expect the lower tax rates to impact future rate-setting processes on our pipeline systems due to the FERC-regulated nature of our business. The FERC approves our pipelines' rates on a cost-of-service basis which includes a recovery of our ultimate taxable owners' income tax expense as a component of the rates charged to customers. Over time, we expect these changes will impact our future performance through changes in the cash flows generated by our subsidiaries and distributions from our equity investments.

Three Months Ended December 31, 2017 Results of Operations
For the three months ended December 31, 2017, our net income attributable to controlling interests was higher by $5 million compared to the same period in 2016 primarily due to the net effect of:
•
increased equity earnings primarily due to the addition of equity earnings from Iroquois, resulting from the acquisition of a 49.34 percent interest in Iroquois effective June 1, 2017 together with higher equity earnings from Great Lakes due to lower pipeline integrity costs during the period; and

•	higher interest expense attributable to additional borrowings to finance the 2017 Acquisition

Our overall EBITDA increased by $9 million in the fourth quarter of 2017 compared to the same period in 2016. The increase was primarily the result of the addition of our equity interest in Iroquois effective June 1, 2017.
Distributable cash flow increased by $4 million in the fourth quarter of 2017 compared to the same period in 2016 primarily due to the net effect of:
•	addition of 49.34 percent share of Iroquois' fourth quarter distribution;
•	higher distribution from Great Lakes due to higher earnings as described above;
•	lower distributions from Northern Border primarily due to their increased maintenance capital expenditures for compressor station overhauls;
•	higher maintenance capital expenditures from our consolidated subsidiaries, the majority of which related to major pipe integrity projects on GTN's pipeline system; and
•	higher financing costs due to additional borrowings to finance the 2017 Acquisition.

Twelve months ended December 31, 2017 Cash Flow Analysis

Operating Cash Flows
Net cash provided by operating activities decreased by $41 million in the twelve months ended December 31, 2017 compared to the same period in 2016 primarily due to lower cash generated from the operating activities of our subsidiaries primarily due to lower revenues and higher operating costs in addition to increased financing costs as a result of the 2017 Acquisition. We also received lower distributions from Great Lakes and Northern Border in 2017, partially offset by distributions received from Iroquois, resulting from the addition of Iroquois to our portfolio of assets effective June 1, 2017. Distributions received in the first quarter of 2016 from Great Lakes were higher than on a run-rate basis due to the resolution of certain regulatory proceedings in the fourth quarter of 2015 which inflated its results during that period and resulted in higher cash flow which was paid to the Partnership in the first quarter of 2016 and not applicable in the first quarter of 2017. Additionally, the Partnership received lower distributions from Northern Border in the current period compared to the same period in 2016 primarily due to higher maintenance capital expenditures during the current 2017 period together with the change in Northern Border's distribution policy during 2016 from a lagged quarterly distribution to a more timely monthly distribution that resulted in a larger distribution in the second quarter of 2016.
Investing Cash Flows
Net cash used in investing activities increased by $531 million in the twelve months ended December 31, 2017 compared to the same period in 2016.  On June 1, 2017, we invested $593 million to acquire a 49.34 percent interest in Iroquois and $53 million to acquire an additional 11.81 percent of PNGTS. In addition, on September 1, 2017, we contributed $83 million to Northern Border representing our 50 percent share of a requested capital contribution to reduce the outstanding balance of its revolving credit facility. During 2017, we also received a $5 million distribution from Iroquois as a return of surplus cash on its balance sheet. This resulted in a net increase of $531 million compared to 2016 where we invested $193 million on January 1 to acquire a 49.9 percent interest in PNGTS.

Financing Cash Flows
The net change in cash from our financing activities was an increase of approximately $532 million in the twelve months ended December 31, 2017 compared to the same period in 2016 primarily due to the net effect of:
•	$552 million increase in net issuances of debt in 2017 primarily to finance the 2017 Acquisition;
•	$9 million increase in our ATM equity issuances in 2017 as compared to 2016;
•	$34 million increase in distributions paid to our common units and to our General Partner in respect of its two percent general partner interest and IDRs;
•	$10 million increase in distributions paid to Class B units;
•	$7 million decrease in distributions paid to non-controlling interest due to lower revenues on PNGTS compared to the previous periods; and
•
$8 million decrease in distributions paid to TransCanada as the former parent of PNGTS primarily due to the Partnership's acquisition of a 49.9 percent interest in PNGTS effective January 1, 2016 and additional 11.81 percent effective June 1, 2017.

At December 31, 2017, the Partnership's available borrowing capacity under its $500 million credit facility was $315 million.

Non-GAAP Financial Measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•	EBITDA
•	Total distributable cash flow
•	Distributable cash flow
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, taxes, depreciation and amortization and net income attributable to non-controlling interests and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes EBITDA plus:
•	Distributions from our equity investments
less:
•	Earnings from our equity investments,
•	Equity allowance for funds used during construction (Equity AFUDC),
•	Interest expense
•	Income tax expense,
•	Distributions to non-controlling interests,
•	Distributions to TransCanada as the former parent of PNGTS and
•	Maintenance capital expenditures from consolidated subsidiaries.

Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN's distributable cash flow for the year ended December 31, 2017 less $20 million (2016 - less $20 million).

The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.

The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow" included at the end of this release.

Conference Call

Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on Friday, February 23, 2018 at 10 a.m. Central time (CST)/11 a.m. Eastern time (EST). Brandon Anderson, President of the General Partner, will discuss the fourth quarter financial results and provide an update on the Partnership's business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership's website under "Events and Presentations" prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CST)/midnight (EST) on March 2, 2018, by calling 800.408.3053, then entering pass code 3672338#.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Forward-Looking Statements

Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements".  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to costs of compliance with newly enacted regulations, the timing, terms and closing of future acquisitions of additional natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, overall increase in the allocated management and operational expenses on our pipeline systems as performed by TransCanada, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, the impact of the Tax Cuts and Jobs Act enacted on December 22, 2017 on our future operating performance, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control,  disruption in the debt and equity markets that negatively impacts the Partnership's ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2017 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Mark Cooper/James Millar
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars, except per common unit amounts)	2017	2016 (a)	2017	2016 (a)

Transmission revenues	109	111	422	426
Equity earnings	37	22	124	97
Operation and maintenance expenses	(19)	(17)	(67)	(58)
Property taxes	(7)	(6)	(28)	(27)
General and administrative	(3)	(2)	(8)	(7)
Depreciation	(24)	(25)	(97)	(96)
Financial charges and other	(23)	(18)	(82)	(71)
Net income before taxes	70	65	264	264
Income taxes	-	-	(1)	(1)
Net income	70	65	263	263

Net income attributable to non-controlling interests	4	4	11	15
Net income attributable to controlling interests	66	61	252	248

Net income attributable to controlling interest allocation
Common units	54	48	219	211
General Partner	5	2	16	11
TransCanada and its subsidiaries	7	11	17	26
	66	61	252	248

Net income per common unit – basic and diluted (b)	$0.77	$0.70(c)	$3.16	$3.21(c)

Weighted average common units outstanding – basic and diluted (millions)	70.0	67.0	69.2	65.7

Common units outstanding, end of period (millions)	70.6	67.4	70.6	67.4

(a)
Financial information was recast to consolidate PNGTS for all periods presented. For more information, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.  Prior to the recast associated with the 2017 Acquisition, our net income attributable to controlling interests was $60 million and $244 million for the three and twelve months ended December 31, 2016, respectively, reflecting our 49.9 percent ownership in PNGTS. After the recast, net income attributable to controlling interests was $61 million and $248 million for the three and twelve months ended December 31, 2016, respectively, reflecting our 61.7 percent ownership in PNGTS. Net income attributable to PNGTS' former parent of $1 million and $4 million, reflecting the 11.81 percent interest not then owned by the Partnership, for the three and twelve months ended December 31, 2016, respectively, reconciles the net income as previously reported with that after the recast.

(b)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to PNGTS' former parent, amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner's effective two percent general partner interest, plus an amount equal to incentive distribution rights. For the year ended December 31, 2017, the amount allocable to the Class B units is equal to 30 percent of GTN's annual distributable cash flow, less the threshold amount of $20 million (2016 - $20 million).  During the three and twelve months ended December 31, 2017, the amount allocated to the Class B units was $7 million and $15 million, respectively. During the three and twelve months ended December 31, 2016 the amount allocated to the Class B units was $10 million and $22 million, respectively,

(c)	Net Income per common unit prior to recast.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited) (millions of dollars)	December 31, 2017	December 31, 2016 (a)

ASSETS
Current Assets
Cash and cash equivalents	33	64
Accounts receivable and other	42	47
Inventories	8	7
Other	7	7
	90	125

Equity investments	1,213	918
Plant, property and equipment
(Net of $1,181 accumulated depreciation; 2016 - $1,088)	2,123	2,180
Goodwill	130	130
Other assets	3	1
	3,559	3,354

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	31	29
Accounts payable to affiliates	5	8
Distribution payable	1	3
Accrued interest	12	10
Current portion of long-term debt	51	52
	100	102
Long-term debt, net	2,352	1,859
Regulatory liabilities	26	25
Deferred state income taxes	10	10
Other liabilities	3	3
	2,491	1,999

Common units subject to rescission (b)	-	83

Partners' Equity
Common units	824	1,002
Class B units	110	117
General partner	24	27
Accumulated other comprehensive (loss)	5	(2)
Controlling interests	963	1,144

Non-controlling interests	105	97
Equity of former parent of PNGTS	-	31
	1,068	1,272
	3,559	3,354

(a)
Financial information was recast to consolidate PNGTS for all periods presented. For more information, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

(b)
In connection with the late filing of an employee-related Form 8-K with the SEC, we may have been ineligible to use the then-effective shelf registration statement upon the filing of our 2015 Form 10-K. As a result, it was determined that the 1.6 million common units that were issued from March 8, 2016 to May 19, 2016, inclusive, under our ATM program may have had a rescission right for an amount equal to the purchase price paid for the units, plus statutory interest and less any distributions paid, upon the return of the units to us.  The rescission rights related to these units expired approximately one year from the date of purchase of the units.
At December 31, 2016, $83 million was recorded as common units subject to rescission on the consolidated balance sheet.  This represents all of the 1.6 million common units sold under the ATM program from March 8, 2016 to May 19, 2016, inclusive, which may have been subject to rescission rights. The separation on the balance sheet placed these units outside of equity given the potential redemption feature which was not within the control of the Partnership.
No unitholder claimed or attempted to exercise any rescission rights prior to their expiry dates and the final rights related to the sales of such units expired on May 19, 2017. As a result of the expiration of these rights, the $83 million was reclassified back to partners' equity. At December 31, 2017, there were no outstanding common units subject to rescission on the Partnership's consolidated balance sheet.
For more information, refer to our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC.

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

	Twelve months ended
(unaudited)	December 31,
(millions of dollars)	2017	2016 (a)

Cash Generated From Operations
Net income	263	263
Depreciation	97	96
Amortization of debt issue costs reported as interest expense	2	2
Amortization of realized loss on derivative instrument	1	1
Deferred state income tax recovery	-	-
Equity earnings from equity investments (b)	(124)	(97)
Distributions received from operating activities of equity investments (b)	140	153
Equity allowance for funds used during construction	(1)	-
Change in operating working capital	(2)	(1)
	376	417
Investing Activities
Investment in Northern Border	(83)	-
Investment in Great Lakes Distribution received as return of investment Acquisition of a 49.9 percent interest in PNGTS	(9) 5 -	(9) - (193)
Acquisition of a 49.34 percent in Iroquois and an additional 11.81 percent in PNGTS	(646)	-
Capital expenditures	(29)	(29)
Other	1	1
	(761)	(230)
Financing Activities
Distributions paid	(284)	(250)
Distributions paid to Class B units	(22)	(12)
Distributions paid to non-controlling interests	(5)	(12)
Distributions paid to former parent of PNGTS	(1)	(9)
Common unit issuance, net	176	84
Common unit issuance subject to rescission, net	-	83
Long-term debt issued, net of discount	802	209
Long-term debt repaid	(310)	(270)
Debt issuance costs	(2)	(1)
	354	(178)
Decrease in cash and cash equivalents	(31)	9
Cash and cash equivalents, beginning of period	64	55
Cash and cash equivalents, end of period	33	64

(a)	Financial information was recast to consolidate PNGTS. For more information, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended			Twelve months ended
(unaudited)	December 31,			December 31,
(millions of dollars)	2017		2016 (a)	2017		2016(a)
Net income	70		65	263		263

Add:
Interest expense(b)	23		18	84		73
Depreciation and amortization	24		25	97		96
Income taxes	-		-	1		1

EBITDA	117		108	445		433

Add:
Distributions from equity investments(c)
Northern Border	22		24	82		91
Great Lakes	9		7	38		34
Iroquois	14	(d)	-	41	(d)	-
	45		31	161		125
Less:
Equity earnings:
Northern Border	(17)		(17)	(67)		(69)
Great Lakes	(7)		(5)	(31)		(28)
Iroquois	(13)		-	(26)		-
	(37)		(22)	(124)		(97)
Less:
Equity AFUDC	-		-	(1)		-
Interest expense (b)	(23)		(18)	(84)		(73)
Income taxes	-		-	(1)		(1)
Distributions to non-controlling interests (e)	(4)		(7)	(14)		(18)
Distributions to TransCanada as PNGTS' former parent(f)	-		(3)	(1)		(6)
Maintenance capital expenditures (g)	(14)		(8)	(38)		(16)
	(41)		(36)	(139)		(114)

Total Distributable Cash Flow	84		81	343		347
General Partner distributions declared (h)	(5)		(3)	(18)		(12)
Distributions allocable to Class B units (i)	(7)		(10)	(15)		(22)
Distributable Cash Flow	72		68	310		313

(a)
Financial information was recast to consolidate PNGTS. Accordingly, the total distributable cash flow for the three and twelve months ended December 31, 2016 did not change from the amounts reported prior to recast.

(b)
Interest expense as presented includes net realized loss related to the interest rates swaps and amortization of realized loss on PNGTS' derivative instruments. For more information, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

(c)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(d)
These amounts represent our proportional 49.34 percent share of the distribution declared by our equity investee Iroquois from the second to fourth quarter of 2017 and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $3 million and $8 million for the three and seven months ended December 31, 2017, respectively. For more information, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

(e)	Distributions to non-controlling interests represent the respective share of our consolidated entities' distributable cash not owned by us during the periods presented.
(f)	Distributions to TransCanada as PNGTS' former parent represent TransCanada's respective share of PNGTS' distributable cash not owned by us during the periods presented.
(g)
The Partnership's maintenance capital expenditures include expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets.  This amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures for our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(h)
Distributions declared to the General Partner for the three and twelve months ended December 31, 2017 included an incentive distribution of approximately $3 million and $12 million, respectively (December 31, 2016 – $2 million and $7 million).

(i)
During the twelve months ended December 31, 2017, 30 percent of GTN's total distributions amounted to $35 million. As a result of exceeding the $20 million threshold since the third quarter of 2017, $8 million and $15 million was allocated to the Class B units for the three and twelve months ended December 31, 2017.
During the twelve months ended December 31, 2016, 30 percent of GTN's total distributions amounted to $42 million. As a result of exceeding the $20 million threshold since the end of the second quarter of 2016, $22 million was allocated to the Class B units at December 31, 2016, of which $1 million, $11 million and $10 million were allocated during the three months ended June 30, 2016, September 30, 2016 and December 31, 2016, respectively.
On January 23, 2018, the board of directors of our General Partner declared distributions to Class B unitholders in the amount of $15 million which was paid on February 13, 2018. The 2016 Class B distribution amounting to $22 million was paid by the Partnership on February 14, 2017.